Santaro Interactive Entertainment Company 8-K

Exhibit 99.2

Pro Forma Combined Financial Statements

The following pro forma balance sheet has been derived from the balance sheet of Santaro Interactive Entertainment Company at June 30, 2010, and adjusts such information to give the effect of the acquisition of Santaro holdings Ltd, a British Virgin Island corporation, as if it would have existed on June 30, 2010.  The following pro forma earnings per share (EPS) statement has been derived from the income statement of Santaro holdings Ltd and adjusts such information to give the effect that the acquisition by Santaro Interactive Entertainment Company occurred on January 1, 2009. The pro forma balance sheet and EPS statement is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition would have existed on June 30, 2010 or December 31, 2009.

Sntaro Interactive Entertainment Company
PRO FORMA BALANCE SHEET
June 30, 2010

	Beijing Sntaro Technology Co., Ltd	Ningbo Sntaro Network Technology Co., Ltd	Santaro Investments, Ltd	Santaro Holdings, Ltd.	Santaro Interactive Entertainment Company	Pro forma Adjustments			Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$46,508	$-	$-	$-	$4,089	$			$50,597
Prepaid expense	36,563	-	-	-	1,264				37,827
Other receivables	39,412	-	-	-	-				39,412
Total current assets	122,483	-	-	-	5,353				127,836

Property and equipment, net	208,279	-	-	-					208,279
Intangibles	-	-	-	-	6,199				6,199
Deferred tax asset	866,955	-	-	-	-				866,955
	$1,197,717	$-	$-	$-	$11,552	$			$1,209,269
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Other payables and accrued expenses	$48,799	$-	$3,388	$1,450	$8,624				$62,261
Due to a related party	3,670,652	-	-	-	-				3,670,652
Total current liabilities	3,719,451	-	3,388	1,450	8,624				3,732,913

Stockholders’ equity
Common stock ($0.001 par value; authorized - 75,000,000 shares; issued and outstanding – 67,500,000 shares)	-	-	-	-	11,830		55,670	A	67,500
Capital contribution	1,371,496	-	-	-	-		(1,371,496)	B	-
Additional Paid-In Capital	-	-	-	-	10,085		(55,670)	A	1,325,911
							1,371,496	B
Deficit accumulated during the development stage	(3,871,407)	-	(3,388)	(1,450)	(18,987)		(29,299)	C	(3,924,531)
Accumulated other comprehensive income	8,197	-	-	-	-		(721)	C	7,476
Noncontrolling interest	(30,020)						30,020	C	-
Total stockholders’ equity	(2,521,734)	-	(3,388)	(1,450)	2,928				(2,523,644)

	$1,197,717	$-	$-	$-	$11,552				$1,209,269

PRO FORMA EARNINGS PER SHARE

	Year Ended	Six months Ended
	December 31, 2009	June 30, 2010
Net loss attributable to holders of common shares	$(2,270,618)	$(623,266)

Net loss Per Share
Basic and diluted	$(0.03)	$(0.01)

Weighted average number of common shares outstanding
Basic and diluted	67,500,000	67,500,000

Notes to Pro Forma Financial Statements

On October 12, 2010, Santaro Interactive Entertainment Company entered into a Share Exchange Agreement (the“Exchange Agreement”), with Santaro Holdings, Ltd., a limited liability company organized under the laws of British Virgin Islands, (“SHL”), and the shareholders of SHL (collectively the “SHL Shareholders”).  Pursuant to the terms of the Exchange Agreement, the SHL Shareholders transferred to Santaro Interactive Entertainment Company 100% of the outstanding shares of SHL in exchange for the issuance of 55,670,000 restricted shares of the common stock of Santaro Interactive Entertainment Company. SHL is a holding company which has a 100% ownership interest in Santaro Investments, Ltd., a Hong Kong company which in turn has a 100% ownership interest in Ningbo Sntaro Network Technology Co., Ltd, a Wholly Foreign Owned Enterprise (“WFOE”) established in the People’s Republic of China. Through control of the WFOE, Santaro Interactive Entertainment Company controls Beijing Sntaro Technology Co., Ltd, a company organized under the laws of the People’s Republic of China and engaged in the development and operation of online games.

As a result of the transactions described above, Santaro Interactive Entertainment Company became the record and beneficial owner of 100% of the share capital of SHL and therefore owns 100% of the share capital of its subsidiaries and Variable Interest Entities indirectly.

As a result of the Exchange Agreement, Santaro Interactive Entertainment Company will have 67,500,000 shares of common stock issued and outstanding.  Pursuant to the terms of the Exchange Agreement, SHL’s officers and directors were appointed as Santaro Interactive Entertainment Company’s officers and directors, and Mr. James Edsall resigned from each officer position held.    The transaction was regarded as a reverse merger whereby SHL was considered to be the accounting acquirer.

The preceding pro forma balance sheet represents the combined financial position of SHL and Santaro Interactive Entertainment Company as of June 30, 2010, as if the closing of the Exchange Agreement occurred on June 30, 2010.

The pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisition of SHL had been consummated as of the beginning of the period indicated, nor is necessarily indicative of the results of future operations.

Assumptions and Adjustments:

A)
At closing and pursuant to the Exchange Agreement, Santaro Interactive Entertainment Company acquired all of the issued and outstanding capital stock of SHL in exchange for the issuance of 55,670,000 common shares of Santaro Interactive Entertainment Company;

B)
At closing, common stock of Santaro Interactive Entertainment Company will be reclassified to additional paid-in-capital to reflect the additional shares of common stock issued as part of the Exchange Agreement.

C)
At closing, FL Network’s noncontrolling owners, including FL Media and Mrs. Yu Bai, transferred their FL Network ownership to Sntaro Beijing for no cash consideration, and Sntaro Beijing thereby gained a 100% ownership interest in FL Network.